Exhibit 99.1

BI-OPTIC VENTURES INC.

#1518 – 1030 WEST GEORGIA STREET

VANCOUVER, BRITISH COLUMBIA  V6E 2Y3

Telephone (604) 689-2646

Facsimile (604) 689-1289

August 1, 2008	Trading Symbol: TSX = BOV.H
OTC = BOVKF

CLOSING OF NON-BROKERED PRIVATE PLACEMENT

Further to the TSX Venture Exchange’s bulletin dated July 15, 2008, Bi-Optic Ventures Inc. (the "Company") wishes to announce that it has closed its non-brokered private placement.  The Company sold 4,500,000 units at $0.11 per unit for gross proceeds of $495,000.  Each unit consists of one common share and one non-transferable share purchase warrant.  Each share purchase warrant will entitle the holder thereof to purchase an additional common share in the Company at a price of $0.14 for a period of one year from the date of closing.  The Company paid finder’s fees in the amount of $19,635 to various arm’s length parties in connection with this private placement.  All the shares issued in this private placement and any resulting shares issued upon the exercise of any warrants will be subject to a hold period expiring on November 18, 2008.

The Company intends to use the proceeds from this placement for general working capital purposes.

The above transaction will be subject to regulatory approval.

On behalf of the Board of Directors of

Bi-Optic Ventures Inc.

“Harry Chew”

Harry Chew, President

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this news release.